_________________________________________________________________

                              ASSET PURCHASE AGREEMENT


                              DATED SEPTEMBER 26, 1994


                                   BY AND BETWEEN


                           VANGUARD CELLULAR SYSTEMS, INC.


                                         AND


                                  SUNSHINE CELLULAR


          _________________________________________________________________

                                 TABLE OF CONTENTS


                                                                      Page



          RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . .   1


          SECTION 1.    DEFINITIONS . . . . . . . . . . . . . . . . . .   1


          SECTION 2.    PURCHASE OF ASSETS; CONSIDERATION . . . . . . .   8

                2.1     Purchase of Assets. . . . . . . . . . . . . . .   8

                2.2     Purchase Price. . . . . . . . . . . . . . . . .   8

                2.3     Payment of Purchase Price . . . . . . . . . . .   8

                2.4     Adjustments to Purchase Price . . . . . . . . .  14


          SECTION 3.    ASSUMPTION OF OBLIGATIONS; ACCOUNTS RECEIVABLE   16

                3.1     Assumption of Obligations . . . . . . . . . . .  16

                3.2     Limitation. . . . . . . . . . . . . . . . . . .  16


          SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE SELLER. .  17

                4.1     Authority . . . . . . . . . . . . . . . . . . .  17

                4.2     Authorization and Binding Obligation. . . . . .  18

                4.3     Absence of Certain Changes or Events. . . . . .  18

                4.4     Sufficiency of Assets . . . . . . . . . . . . .  19

                4.5     No Conflict or Violation. . . . . . . . . . . .  19

                4.6     Consents. . . . . . . . . . . . . . . . . . . .  19

                4.7     Governmental Authorizations . . . . . . . . . .  19

                4.8     Seller Qualifications . . . . . . . . . . . . .  20

                4.9     Real Property . . . . . . . . . . . . . . . . .  20

                4.10    Personal Property . . . . . . . . . . . . . . .  21

                4.11    Subscribers and Suppliers . . . . . . . . . . .  21

                4.12    Resale and Roaming Agreements . . . . . . . . .  21

                4.13    Financial Statements. . . . . . . . . . . . . .  22

                4.14    Contracts . . . . . . . . . . . . . . . . . . .  22

                4.15    Seller Indebtedness . . . . . . . . . . . . . .  22

                4.16    Intangibles . . . . . . . . . . . . . . . . . .  22

                4.17    Taxes . . . . . . . . . . . . . . . . . . . . .  23

                4.18    Insurance . . . . . . . . . . . . . . . . . . .  24

                4.19    Labor Matters . . . . . . . . . . . . . . . . .  24

                4.20    Employee Benefit Plans. . . . . . . . . . . . .  25

                4.21    Transaction with Certain Persons. . . . . . . .  25

                4.22    Litigation. . . . . . . . . . . . . . . . . . .  25

                4.23    Compliance With Laws. . . . . . . . . . . . . .  26

                4.24    Bankruptcy. . . . . . . . . . . . . . . . . . .  26

                4.25    Environmental and Safety Compliance . . . . . .  26

                4.26    Broker. . . . . . . . . . . . . . . . . . . . .  27

                4.27    No Other Agreement to Sell. . . . . . . . . . .  27

                4.28    No Misstatements or Omissions . . . . . . . . .  27

                4.29    Books and Records . . . . . . . . . . . . . . .  28

                4.30    Accounts Receivable . . . . . . . . . . . . . .  28


          SECTION 5.    REPRESENTATIONS AND WARRANTIES OF BUYER . . . .  28

                5.1     Organization, Standing and Authority. . . . . .  28

                5.2     Authorization and Binding Obligation. . . . . .  28

                5.3     No Conflict or Violation. . . . . . . . . . . .  29

                5.4     Consents. . . . . . . . . . . . . . . . . . . .  29

                5.5     Buyer Qualifications. . . . . . . . . . . . . .  29

                5.6     Litigation. . . . . . . . . . . . . . . . . . .  29

                5.7     Compliance With Laws. . . . . . . . . . . . . .  30

                5.8     Bankruptcy. . . . . . . . . . . . . . . . . . .  30

                5.9     Stock . . . . . . . . . . . . . . . . . . . . .  30

                5.10    Broker. . . . . . . . . . . . . . . . . . . . .  30

                5.11    No Misstatements or Omissions . . . . . . . . .  30


          SECTION 6.    COVENANTS OF SELLER . . . . . . . . . . . . . .  31

                6.1     Pre-Closing Covenants . . . . . . . . . . . . .  31

                6.2     Closing Covenant. . . . . . . . . . . . . . . .  34


          SECTION 7.    CLOSING COVENANTS OF BUYER. . . . . . . . . . .  34

                7.1     Pre-Closing Covenants . . . . . . . . . . . . .  34

                7.2     Closing Covenant. . . . . . . . . . . . . . . .  34


          SECTION 8.    SPECIAL COVENANTS AND AGREEMENT . . . . . . . .  35

                8.1     FCC ConsentS. . . . . . . . . . . . . . . . . .  35

                8.2     Other Consents. . . . . . . . . . . . . . . . .  35

                8.3     Cooperation . . . . . . . . . . . . . . . . . .  36

                8.4     HSR Filings . . . . . . . . . . . . . . . . . .  36

                8.5     Notification of Certain Matter. . . . . . . . .  36

                8.6     Employees . . . . . . . . . . . . . . . . . . .  36

                8.7     Schedule Revision . . . . . . . . . . . . . . .  37

                8.8     Public Announcements. . . . . . . . . . . . . .  37


          SECTION 9.    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER .  37

                9.1     Conditions to Obligations of Buyer. . . . . . .  37

                9.2     Conditions to Obligations of Seller . . . . . .  39

          SECTION 10.   CLOSING; TERMINATIONS; CLOSING DELIVERIES . . .  40

               10.1     Closing; Terminations . . . . . . . . . . . . .  40

               10.2     Deliveries by Seller. . . . . . . . . . . . . .  41

               10.3     Deliveries by Buyer . . . . . . . . . . . . . .  42


          SECTION 11.   ACTIONS BY SELLER AND BUYER AFTER THE CLOSING .  43

               11.1     Tax Matters; Payments of Debts and Liabilities.  43

               11.2     Closing Financial Statements. . . . . . . . . .  44

               11.3     Billing . . . . . . . . . . . . . . . . . . . .  44


          SECTION 12.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
                        INDEMNIFICATION . . . . . . . . . . . . . . . .  44

               12.1     Representations and Warranties. . . . . . . . .  44

               12.2     Indemnification by Seller . . . . . . . . . . .  45

               12.3     Indemnification by Buyer. . . . . . . . . . . .  45

               12.4     Procedure for Indemnification . . . . . . . . .  46


          SECTION 13.   CERTAIN REMEDIES. . . . . . . . . . . . . . . .  47

               13.1     Seller's Default. . . . . . . . . . . . . . . .  47

               13.2     Buyer's Default . . . . . . . . . . . . . . . .  47

               13.3     Notice of Default; Cure . . . . . . . . . . . .  48


          SECTION 14.   ARBITRATION . . . . . . . . . . . . . . . . . .  48


          SECTION 15.   MISCELLANEOUS . . . . . . . . . . . . . . . . .  48

               15.1     Allocation of Purchase Price. . . . . . . . . .  48

               15.2     Fees and Expense. . . . . . . . . . . . . . . .  49

               15.3     Notices . . . . . . . . . . . . . . . . . . . .  49

               15.4     Further Assurances. . . . . . . . . . . . . . .  50

               15.5     Governing Law . . . . . . . . . . . . . . . . .  50

               15.6     Headings. . . . . . . . . . . . . . . . . . . .  50

               15.7     Seller's Disclosure Schedule. . . . . . . . . .  50

               15.8     Gender and Number . . . . . . . . . . . . . . .  50

               15.9     Entire Agreement. . . . . . . . . . . . . . . .  50

               15.10    Severability. . . . . . . . . . . . . . . . . .  50

               15.11    Benefit and Assignment. . . . . . . . . . . . .  51

               15.12    Confidential Information. . . . . . . . . . . .  51

               15.13    Counterparts. . . . . . . . . . . . . . . . . .  53

                             ASSET PURCHASE AGREEMENT



               THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of September 26, 1994, by and between VANGUARD CELLULAR SYSTEMS, INC., a North Carolina corporation ("Buyer"), and SUNSHINE CELLULAR, a Maryland general partnership ("Seller").

                                       RECITALS

               WHEREAS, the Seller holds, among other assets, a license issued by the Federal Communications Commission to operate the non-wireline cellular radio telephone system in the Pennsylvania 8 - Union Rural Service Area (Market No. 619A) (the "System");

               WHEREAS, Seller desires to sell and Buyer wishes to buy, on the terms and conditions set forth in this Agreement, any and all of the assets of Seller used and useful in the operation of the System;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

          SECTION 1.     DEFINITIONS.

          The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

               "Assets" means all of Seller's right, title and interest in all of the tangible and intangible assets, real, personal or mixed, now owned or held by Seller or hereafter acquired by Seller on or prior to the Closing Date and used or useful in or necessary for the operation of the System, including, without limitation, the Real Property, the Personal Property, the Contracts, the Governmental Authorizations, the Intangibles, the Books and Records, the accounts receivable, the Subscriber Agreements and all cash and other current assets.

               "Assignment Applications" shall have the meaning assigned to it in Section 8.1.

               "Balance Sheet Date" means April 30, 1994.

               "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation, any self-insured arrangements), workers' compensation,
          disability   benefits,  supplemental  unemployment
          benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
          Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which:
                    (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan,
                    (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or under which Seller may incur any liability, and

                    (C) covers any employee or former employee of Seller (with respect to their relationship with Seller).

               "Books and Records" means all of the books and records of Seller pertaining to the operation of the System, including without limitation, (i) books and records relating to the purchase of materials and supplies, invoices, customer lists, supplier lists, personnel records, and subscriber information,
          (ii) public file materials, logs and engineering records, (iii) plans, diagrams, blueprints, schematics, filings with governmental agencies and executed copies of Contracts and Subscriber Agreements, and (iv) computer software discs, tapes and data in computer readable and/or human readable form used to maintain any of the foregoing together with the media on which such software and data are stored and all documentation relating thereto, excepting the books and records described in Seller's Disclosure Schedule as retained by Seller.

               "Business Days" means all days except Saturday, Sunday and the holidays recognized by the U.S. Government for its employees.

               "Capital Budget" shall  have the meaning  assigned to it  in
          Section 2.4(a).

               "Capital Expenditures" shall have the meaning assigned to it in Section 2.4(a).

               "Cell Site" means a location that contains, among other things, a low-power transmitter-receiver that communicates by radio signal with cellular telephones located in the Market.

               "Claimant" means a party claiming indemnification pursuant to Section 12 hereof.

               "Closing"  means   the  consummation  of   the  transactions
          contemplated in this Agreement in accordance with this Agreement.

               "Closing Financial Statements" means the balance sheet and the related statements of income and cash flow for Seller as of, and for the period ended on, the Closing Date, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and presenting fairly the assets, liabilities and financial position of the Seller as of the Closing Date and the results of operations and changes in partner's capital for the period then ended.

               "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 10.1(a).

               "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

               "Communications Act" means the Communications Act of 1934, as amended, and the regulations promulgated thereunder.

               "Consents" means the FCC Consent, the filings required under the HSR Act, and the other consents, waivers, permits, and approvals of third parties, including without limitation governmental authorities, necessary to transfer the Assets to the Buyer or otherwise to consummate the transactions contemplated hereby, which Consents are set forth in Seller's Disclosure Schedule.

               "Contracts" means all contracts, leases (for real or personal property), non-governmental licenses, commitments, understandings and other agreements, including any amendments or other modifications thereto, to which Seller is a party, that relate to the operation of the System, including those described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date, but excludes Subscriber Agreements and Employment Agreements.

               "ECLP" means Estess Cellular Limited Partnership, a Delaware limited partnership.

               "Employment Agreements" shall have the meaning assigned to it in Section 4.19.

               "Effective Time" means 12:01 a.m., local Washington, D.C. time, on the Closing Date.

               "Employee Plans" means all Benefit Arrangements, Multi-employer Plans, Pension Plans and Welfare Plans, which Employee Plans are set forth in Seller's Disclosure Schedule.

               "Encumbrance" means any conditional sales contract (except for the sale of cellular telephone service), claim, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or
                                         -3-
          character, other than Permitted Encumbrances.

               "Environmental Laws" shall have the meaning assigned to it in Section 4.25.

               "ERISA"   means the Employee Retirement  Income Security Act
          of 1974, as amended, and the regulations promulgated thereunder.

               "Escrow Agreement" shall have the meaning assigned to it  in
          Section 2.3(a).

               "Estoppel Certificates" shall have the meaning assigned to it in Section 6.1(l).

               "FCC" means the Federal Communications Commission.

               "FCC Authorizations" means those authorizations issued by the FCC to operate the non-wireline cellular radio telephone system for the Market, which FCC Authorizations are set forth in Seller's Disclosure Schedule.

               "FCC Consents" means actions by the FCC granting its consent to the consummation of the transactions contemplated by this Agreement.

               "Final Order" means a written action or order issued by the FCC or other governmental authority (A) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and
          (B) with respect to which (i) no requests have been filed and are still pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC or other governmental authority to set aside the action on its own motion have expired,
          (ii) in the event of review, reconsideration, or appeal, the time for further review, reconsideration, or appeal has expired, and
          (iii) in the event of a stay, such stay has been dismissed and the time for review, reconsideration or appeal thereof has expired.

               "Financial Statements" means the balance sheets as of April 30 and June 30, 1994, and December 31 of 1994 (if the Closing occurs on or after March 1, 1995), 1993, and 1992, and related statements of income, cash flow and partners' equity for Seller as of and for the four month period ending April 30, 1994, the six month period ending June 30, 1994 and the twelve month periods ended as of December 31, 1994 (if the Closing occurs on or after March 1, 1995), 1993 and 1992, all of which are contained in Seller's Disclosure Schedule (other than at December 31, 1994, which is not contained in Seller's Disclosure Schedule on the date of this Agreement but will be contained therein if the Closing occurs on or after March 1, 1995).

               "Governmental Authorizations" means all licenses, permits, franchises, and other authorizations issued by federal, state, or local governmental authorities in connection with the operation of the System (including the FCC Authorizations), and all applications for modification, extension or renewal thereof, which Governmental Authorizations are set forth in Seller's Disclosure Schedule.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Indemnitor" means a party from whom indemnification is claimed pursuant to Section 12 hereof.

               "Intangibles" means any and all copyrights, trademarks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, machinery and equipment warranties, customer lists, and other intangible property rights and interests applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and used or useful in the operation of the System, including those listed in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

               "KCLP"   means  Kerrigan  Cellular  Limited  Partnership,  a
          Delaware limited partnership.

               "Knowledge" or being "aware" means (i) as to Seller (a) at the time of the signing hereof, actual knowledge without inquiry, and (B) at the time of the closing, actual knowledge after inquiry of MCMG, Inc.; and (ii) as to Buyer, actual knowledge without inquiry.

               "Liabilities" means liabilities, obligations or commitments of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.

               "Market" means the Pennsylvania 8 - Union Rural Service Area (Market No. 619A), as defined by the FCC.

               "Multi-employer Plan" means any "multi-employer plan," as defined in Sections 4001(a)(3) or (3)(37) of ERISA, (A) which Seller maintains, administers, contributes to or is required to contribute to, or after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller may incur any liability and (B) which covers any employee or former employee of Seller (with respect to their relationship with Seller).

               "Net Current Assets" means current assets (other than prepaid legal fees), less current liabilities (other than the current portion of long term debt and accrued interest thereon), determined in accordance with generally accepted accounting principles.

               "Noncompetition   Agreements"   means   the   noncompetition
          agreements to be  delivered at  or prior to  Closing pursuant  to
          Section 10.2(n).

               "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multi-employer
          Plan) (A) which Seller maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller may incur any liability and (B) which covers any employee or former employee of Seller (with respect to their relationship with Seller).

               "Permitted Encumbrances" means any liens for Taxes, assessments, or other governmental charges or levies that are not yet due and payable or which are being contested in good faith in appropriate proceedings and such other encumbrances set forth in Seller's Disclosure Schedule and specifically identified as Permitted Encumbrances.

               "Person" means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

               "Personal Property" means any and all machinery, equipment, radios, transmitters, towers, antennas, lines, switching equipment, test equipment, cellular telephone inventory, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, and other tangible personal property owned or held by Seller and used or useful in the operation of the System, including without limitation the property identified and described as part of the Personal Property in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date, but excluding the property identified and described as not being part of the Personal Property in Seller's Disclosure Schedule.

               "Pollutant" shall  mean any  hazardous or  toxic substances, including without limitation petroleum products or by-products, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, radon gas, "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), "hazardous material" as defined in the Hazardous Materials Transportation Act, as amended, "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and regulations adopted and publications promulgated pursuant to said laws.

               "Post-Closing  Escrow  Account"   shall  have  the   meaning
          assigned to it in Section 2.3(a).

               "Pro-forma Closing Balance Sheet" shall have the meaning assigned to it in Section 2.4(b).

               "Real Property" means all real estate and all interests in real property, including all fee interests, all leaseholds, easements, licenses, rights to access, and rights of way, and all improvements thereon, owned or held by Seller and used or useful in the operation of the System, which Real Property is identified and described in Seller's Disclosure Schedule, together with any additions thereto between the date hereof and the Closing Date.

               "Real Property Leases" shall have the meaning assigned to it in Section 4.9.

               "Seller's Disclosure Schedule" means Seller's Disclosure Schedule, attached hereto and incorporated herein by reference.

               "Seller's General Partnership Agreement" means that certain "Sunshine Cellular General Partnership Agreement" that governs the affairs of Seller.

               "Seller Indebtedness" means that indebtedness incurred by Seller for purposes of funding the construction and operation of the System, which indebtedness is listed in Seller's Disclosure Schedule.

               "Settlement Agreement" means that certain Agreement entered into as of June 25, 1993 by and among Seller, certain individuals related to Seller, and Buyer.

               "Subscriber Agreements" means Seller's agreements for the provision of cellular telephone service and/or cellular telephone equipment to end users.

               "Stock" means Class A Common Stock, par value $.01 per share, of Vanguard Cellular Systems, Inc.

               "System" means the non-wireline cellular radio telephone system that is operated by Seller in the Market.

               "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by the United States or any state, country, local or foreign government or subdivision or agency thereof, and any assessments against the Real Property, together with any interest, penalties or additional taxes attributable to such taxes and other assessments.

               "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which Seller maintains, administers, contributes to or is required to contribute to, or under which Seller may incur any liability and (B) which covers any employee or former employee of Seller (with respect to their relationship with such entity).
          q
          SECTION 2.     PURCHASE OF ASSETS;CONSIDERATION.

               2.1 Purchase of Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the Assets free and clear of all Encumbrances.

               2.2  Purchase Price.   Subject to adjustment  as provided in
          Section 2.4 below, the total purchase price (the "Purchase Price") to be paid for the Assets and the Noncompetition
          Agreements shall be Fifty Million Three Hundred Fifty Thousand Dollars ($50,350,000.00), of which Fifty Million Three Hundred Forty Thousand Dollars ($50,340,000.00) shall be the consideration for the Assets and Ten Thousand Dollars ($10,000.00) shall be the consideration for the Noncompetition Agreements.

               2.3  Payment of Purchase Price.

                    (a) Subject to adjustment as provided in Section 2.4, Buyer shall pay to Seller at Closing the Purchase Price in cash or Stock, or any combination thereof as determined in Buyer's sole discretion and notice of which shall be given to Seller by Buyer on or before 5:00 PM ET on the fourth trading day prior to the Closing Date (failure of which, the entire Purchase Price shall be payable in cash); provided, however, Buyer will pay a minimum of Fifteen Million Dollars ($15,000,000.00) of the
          Purchase Price in cash, of which One Million Dollars ($1,000,000.00 shall be deposited into an escrow account (the "Post-Closing Escrow Account") pursuant to the terms of the Escrow Agreement, the form of which is attached hereto as Annex 1 (the "Escrow Agreement"). At the direction of Seller, Buyer will pay an amount not to exceed the cash portion of the Purchase Price to Northern Telecom Finance Corporation or other holder of the Seller Indebtedness to satisfy the Seller Indebtedness. The Post-Closing Escrow Account shall be disbursed to Buyer to satisfy any liabilities of Seller arising out of this Agreement, with the balance thereof to be disbursed to Seller on the first anniversary of the Closing Date, as more specifically set forth in the Escrow Agreement. The number of shares of Stock to be delivered shall be determined by dividing the dollar value of the portion of the Purchase Price to be paid in Stock by the average of the high and low sales prices per share of the Stock for each of the ten (10) trading days ending on the fifth trading day prior to the Closing, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System - National Market System ("NASDAQ - NMS") or such other national securities exchange on which the Stock is listed if such exchange is the principal market on which the Stock is traded (the "Stock Valuation Price").

                    (b) Vanguard Stock. (i) If Buyer elects to pay the Purchase Price in accordance with subsection (a) above in part with shares of Stock, then, as a condition to Buyer's right to deliver such shares in lieu of cash, Buyer shall ensure that at the time of delivery of such shares to Seller (1) such shares are subject to a then-currently effective registration statement under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the "Securities Act") and are specifically registered for resale by Seller to the public pursuant to such registration statement (the "Registration Statement") free and clear of any restrictions under the Securities Act except for prospectus delivery requirements; (2) such shares are listed on the NASDAQ-NMS or on a national securities exchange, if such exchange is the principal market on which the Stock is traded; and (3) the delivery of such shares to Seller is qualified under applicable state securities laws and the resale of such shares by Seller shall have been qualified under such state securities laws as Seller shall reasonably request; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation or do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process.

                    (ii) From time to time during the period commencing on the Closing Date and ending upon the earlier of (x) 120 days after the Closing Date, or (y) such time as Seller shall have advised Buyer in writing that it has completed its resale of the Stock delivered hereunder (the "Resale Period"), Buyer shall do the following:

                         (A) Prepare and deliver to Seller as many copies of the Prospectus (as hereafter defined) as Seller may reasonably request;

                         (B) Use its best efforts to comply with all requirements imposed upon it by the Securities Act, by the Securities Exchange Act of 1934 (as amended and together with the rules and regulations promulgated thereunder, the "Exchange
          Act"), and by the undertakings in the Registration Statement (including but not limited to the undertakings required by Item 512(g) of Regulation S-K) so far as is necessary to permit the continuance of sales of Stock by Seller to the public free and clear of any restrictions under the Securities Act except for prospectus delivery requirements. If, at any time during the Resale Period, an event shall occur which makes it necessary to amend or supplement the Prospectus to comply with law or with the rules and regulations of the Securities and Exchange Commission (the "SEC"), Buyer shall forthwith notify Seller of the proposed amendment or supplement and prepare and furnish to Seller such number of copies
                                         -9-
          of an  amended or supplemented  Prospectus that
          complies with law and with such rules and regulations as Seller may reasonably request. Seller shall suspend its sales of Stock pending preparation and delivery of such amendment or supplement and the Resale Period shall be extended by the time during which such sales of Stock shall be suspended. Buyer authorizes Seller, and any brokers or dealers effecting sales of the Stock for the account of Seller, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Stock in accordance with applicable provisions of the Securities Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Stock most recently included in the Registration Statement or filed by Buyer pursuant to Rule 424 of the Securities Act and any amendments or supplements thereto filed by Buyer pursuant to Rule 424 of the Securities Act and shall include all documents or information incorporated in any such prospectus by reference.

                         (C) Promptly advise Seller (I) when any post-effective amendment of the Registration Statement is filed with the SEC and when any post-effective amendment becomes effective;
          (II) of any request made by the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (III) of any suspension or threatened suspension of the use of any Prospectus in any state; and (IV) of any proceedings commenced or threatened to be commenced by the SEC or any state securities commission which would result in the issuance of any stop order or other order or suspension of use. Buyer agrees to use its best efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Resale Period and to comply with any such request by the SEC to amend or supplement the Prospectus. The Resale Period shall be extended by the aggregate time during which sales of Stock are suspended as a result of any stop order or other order or suspension of use of the Prospectus.

                         (D) Take such action as shall be necessary to qualify and maintain the qualification of the shares of Stock covered by such registration under such state securities laws for offers and sales to the public during the Resale Period as Seller shall reasonably request; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process.

                         (E)  Cause the Stock to  be registered pursuant to
          Section 12(b) or 12(g) of the Exchange Act and continually listed, subject to notice of issuance, on the NASDAQ-NMS or a national securities exchange, if such exchange is the principal market on which the Stock is traded, and not subject to any restriction or suspension from trading on the NASDAQ-NMS or such national securities exchange; provided, however, that Buyer may deregister the Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act if such deregistration is in connection with a merger, dissolution or other transaction in which the shareholders of Buyer receive prior to such deregistration either cash or securities that are listed on the NASDAQ-NMS or a national securities exchange or some combination of cash and such securities; provided, further, that Buyer may delist the Stock from trading on the NASDAQ-NMS or national securities exchange if Buyer is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

                    (iii)     If  Buyer  elects to  pay  a  portion of  the
          Purchase Price in accordance with subsection (a) above with shares of Stock, then Buyer shall make generally available to its security holders (and deliver to Seller), in the manner contemplated by Rule 158(b) under the Securities Act or otherwise, as soon as practicable but in any event not later than 120 days after the end of its fiscal quarter in which the first anniversary date of the Closing Date occurs if the end of such fiscal quarter is the end of Buyer's fiscal year (and if the end of such fiscal quarter is not the end of Buyer's fiscal year, then such period shall be reduced to 50 days), an earnings statement satisfying the requirements of Section 11(a) of the Securities Act and covering a period of at least twelve (12) consecutive months beginning after the Closing Date.

                    (iv) (A)  Buyer  shall  indemnify,   defend  and   hold
          harmless Seller, ECLP, KCLP, and all partners of ECLP and KCLP against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability) to which Seller or any of them may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by Seller or by any of its representatives for use in such Registration Statement; provided, however, this indemnity agreement shall not inure to the benefit of Seller, ECLP, KCLP, or the partners of ECLP and KCLP on account of any loss, claim, damage, liability or action arising from the sale of Stock to any person as a result of Seller's failure to send or give a copy of the Prospectus (as amended or supplemented) to such person.

                         (B) Seller shall indemnify, defend and hold harmless Buyer, its officers and its directors and any controlling persons  of Buyer  against  and  in  respect of  any
          losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which Buyer or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such untrue statement or omission is based upon written information supplied by Seller or its representatives for use in such Registration Statement.

                         (C) The indemnification obligations of the parties hereunder shall be subject to Section 12.4 hereof and, notwithstanding any other provision of this Agreement, shall survive indefinitely and shall not be subject to the indemnification set forth in Section 12.2 or Section 12.3 hereof. These obligations each are the consideration of the other and shall apply whether or not the party to be indemnified is in breach of this Agreement (other than a breach of the indemnity under this Section).

                         (D)  If   for   any  reason   the  indemnification
          provided for in the preceding clauses is unavailable to an indemnified party as contemplated by the preceding clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

                    (v) Notwithstanding anything in this Agreement to the contrary, if Seller shall have failed to provide all information to Buyer required to be included in the Registration Statement as to Seller within five (5) Business Days of request by Buyer or such later date, not later than sixty (60) days prior to the Closing Date, as is sufficient to enable the condition in subsection (b)(i) to be satisfied prior to the Closing, then (A) subsection (b)(i) shall not be a condition precedent to Buyer's right to deliver Stock in partial payment of the Purchase Price and (B) Buyer's obligations under subsection (b)(ii) shall be suspended until the period beginning sixty (60) days from the date all such information is delivered to Buyer and thereafter shall continue in force until the end of the Resale Period. If Seller desires that any Stock that may be delivered at Closing be registered for resale under the Securities Act by its partners, or partners thereof, rather than

          Seller,  then Seller shall  so
          notify Buyer in writing and provide in such notification the names and addresses of such partners (the "Designated Partners"). If Seller so notifies Buyer, then each Designated Partner shall be entitled to the rights and subject to the obligations of Seller under this subsection (b) and otherwise treated as Seller for all purposes of this subsection (b) as to the shares of Stock registered for the account of such Designated Partner.

                    (vi) If Seller sells shares of Stock delivered in partial payment of the Purchase Price within the Resale Period and the average net sales price per share of all shares sold (after deduction of brokerage commissions or discounts) (the "Average Net Sales Price") is less than the Stock Valuation Price, the Buyer will pay to Seller an amount equal to:

                         (A) if the closing sales price of the Stock on the first trading day after the Closing Date (the "Day After Closing Price") is equal to or less than the Average Net Sales Price, 100% of the product of (x) the number of shares of Stock sold within the Resale Period times (y) the difference between the Stock Valuation Price and the Average Net Sales Price;

                         (B) if the Day After Closing Price is greater than the Average Net Sales Price but less than the Stock Valuation Price, 100% of the product of (x) the number of shares of Stock sold within the Resale Period times (y) the difference between the Stock Valuation Price and the Day After Closing Price; plus 80% of the product of (x) the number of shares of Stock sold within the Resale Period times (y) the difference between the Day After Closing Price and the Average Net Sales Price; or

                         (C) if the Day After Closing Price is equal to or greater than the Stock Valuation Price, or if Seller sells any shares of Stock prior to the commencement of the second trading day after the Closing Date, 80% of the product of (x) the number of shares of Stock sold within the Resale Period times (y) the difference between the Stock Valuation Price and the Average Net Sales Price.

          Any payments pursuant to the foregoing shall be made in cash within five (5) Business Days following the end of the Resale Period. In order to be entitled to receive such payment, Seller must deliver to the General Counsel of Buyer evidence of the sale or sales of Stock reasonably satisfactory to Buyer, including a copy of the brokers' confirmation statements, within two (2) Business Days following the end of the Resale Period. Buyer shall not be obligated to make any payment to Seller if the Average Net Sales Price is greater than the Stock Valuation Price.

                    (vii) All sales of Stock by Seller will be effected in a reasonable and prudent manner by Seller. Sales that meet the following shall be deemed to be "reasonable and prudent" for purposes of this Section: payment of commissions, discounts or other adjustments to price no greater than those customary in transactions of similar size and nature and that are part of transactions that do not involve side or other agreements with marketmakers that differ from arrangements in which such marketmakers normally engage. Any purchase or sale by Seller or any Designated Partner of puts, calls, straddles or any similar strategy recognized in the investment community that is legal and to which Buyer consents, which consent will not be unreasonably withheld, relating to the Stock during the period from the fourth day prior to the Closing Date and any time thereafter shall not cause any sales of Stock by Seller to be considered effected in any manner other than the reasonable and prudent manner required by this paragraph.

                2.4 Adjustments to Purchase Price.

                    (a) Capital Expenditures. The Purchase Price shall be increased by an amount, if any, necessary to reimburse Seller for Seller's capital expenditures ("Capital Expenditures") incurred since the Balance Sheet Date in accordance with Seller's 1994/1995 capital expenditure budget (the "Capital Budget"), which Capital Budget is contained in Seller's Disclosure Schedule, provided the documentation specified below is provided to Buyer and any amounts in excess of the Capital Budget are approved, if necessary, as set forth below. Seller and Buyer acknowledge that Seller's actual Capital Expenditures may vary from the Capital Budget. In the event the Capital Expenditures vary from the attached Capital Budget by ten percent (10%) or less, Seller shall not be required to obtain the approval of Buyer. In the event Seller's actual Capital Expenditures in the aggregate will vary from the Capital Expenditures Budget by more than ten percent (10%), Seller shall obtain the prior written approval of Buyer, which approval shall not be unreasonably withheld. Within forty-five (45) days of the last day of each month from the date hereof until the Closing (and on or prior to the Closing Date with respect to Capital Expenditures incurred since the beginning of the month in which the Closing occurs), Seller will provide Buyer with statements of Capital Expenditures incurred during the previous month (or, if applicable, the month in which Closing occurs) along with reasonable back-up documentation demonstrating that such expenditures were actually incurred.

                    (b) Net Current Assets. The Purchase Price shall be increased by the extent to which Net Current Assets as of the Closing Date exceed Net Current Assets as reflected on the April 30, 1994 balance sheet of Seller, or decreased by the extent to which Net Current Assets as of the Closing Date fall short of Net Current Assets as reflected on the April 30, 1994 balance sheet of Seller (the "Net Current Asset Payment"). The parties agree that the Net Current Assets on April 30, 1994 were $598,512.38 An estimated Net Current Asset Payment will be made at Closing based upon a pro-forma balance sheet prepared by Seller as of the Closing Date, which Seller shall use its best efforts to estimate, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (the "Pro-forma Closing Balance Sheet"). The actual Net Current Asset Payment will be determined pursuant to
          Section 2.4(c).

                    (c) Net Current Asset Payment. (i) At least two (2) Business Days prior to the Closing Date, Seller will provide Buyer with the Pro-forma Closing Balance Sheet and a calculation of the estimated Net Current Asset Payment, which estimate, unless otherwise agreed, shall in no event exceed the Net Current Assets as of the then most recent month end for which a balance sheet has been prepared by Seller in good faith on a basis consistent with prior periods. The line items set forth in the April 30, 1994 balance sheet, the Pro-forma Closing Balance Sheet and the closing balance sheet contained in the Closing Financial Statements (the "Closing Balance Sheet") will be the same for purposes of the Net Current Asset Payment calculation. It is the intention of the parties that the balance sheets will be as similarly constituted as possible. For example, if a line item for Seller's prepaid legal fees is excluded on the Closing Balance Sheet and the Pro-forma Closing Balance Sheet, it will also be excluded on the April 30, 1994 balance sheet for purposes of the Net Current Asset Payment calculation. Additionally, any current Liabilities that will be the responsibility of Seller to satisfy (e.g. pro rated Taxes) will be excluded for purposes of the Net Current Asset calculation.

                    (ii) Pursuant to Section 11.2, within 45 days after the Closing Date, Seller shall provide to Buyer the Closing Financial Statements, which shall include a calculation in reasonable detail of the actual Net Current Asset Payment (the "Tentative Net Current Asset Payment"). Subject to Section 2.4(c)(iii) and (iv) below, within ten (10) days after Seller's delivery of such Closing Financial Statements to Buyer, Buyer or Seller, as appropriate, shall pay the difference between the estimated Net Current Asset Payment and the Tentative Net Current Asset Payment in cash to the other party.

                    (iii) If Buyer reasonably believes that the Tentative Net Current Asset Payment is incorrect, Buyer shall promptly inform Seller of the disputed amount and the basis for the Buyer's dispute in reasonable detail. If Seller and Buyer do not agree on the amount of the Tentative Net Current Asset Payment within ten (10) days thereafter, Seller and Buyer, at Buyer's cost, shall submit such dispute to Arthur Andersen & Co. for its independent calculation of the Net Current Asset Payment. The parties will request that Arthur Andersen & Co. provide its findings to the parties within forty-five (45) days after submission of the dispute to Arthur Andersen & Co. The parties will have ten (10) days to solve any dispute they have with Arthur Andersen & Co.'s findings.

          At the end of  such ten (10)
          day period, Arthur Andersen & Co. will provide the parties with its final decision, which decision shall be final, conclusive and binding on the parties. Within ten (10) days after receipt of such final decision, Buyer or Seller, as appropriate,shall pay the difference between the estimated Net Current Asset Payment and the Tentative Net Current Asset Payment in cash to the other party.

               (d) Credit. The Purchase Price shall be reduced by Two Hundred Seventy-Five Thousand Dollars ($275,000.00), representing satisfaction of a credit due to Buyer pursuant to the terms of
          Section 5 of the Settlement Agreement. Buyer and Seller acknowledge that the foregoing credit shall be deemed to be complete satisfaction of any credit due pursuant to the Settlement Agreement.

               (e) Incentive Compensation Payment. The Purchase Price shall be increased by an amount equal to the Incentive Compensation Payment, as defined in Annex 2, which amount shall be payable as set forth in Annex 2.

               (f) Tax And Other Pro Rations. All Taxes and other assessments on the Assets shall be pro rated between Buyer and Seller as of the Closing Date and any pro rations chargeable to Seller shall reduce the Purchase Price.

          SECTION 3.     ASSUMPTION OF OBLIGATIONS; ACCOUNTS RECEIVABLE.

               3.1 Assumption of Obligations. Buyer shall assume and undertake to pay, satisfy or discharge (a) the current Liabilities (but not including the current portion of long term liabilities including accrued interest thereon) of Seller on and as of the Closing Date, and (b) the Liabilities, obligations and commitments of Seller arising on or after the Closing Date under:
          (i) the Contracts listed with an asterisk in Seller's Disclosure Schedule; (ii) the Subscriber Agreements; (iii) any accounts payable of Seller outstanding at Closing (excluding any interest and penalties resulting from any such payables being overdue), if any, which represent reimbursable Capital Expenditures pursuant to Section 2.4(a) above; and (iv) all contracts and commitments approved in writing by Buyer after the date of this Agreement as contemplated by Section 6.1(b)(iii) below. Buyer shall also be responsible for all Liabilities arising from the ownership and use of the Assets and the operation of the System on and after the Closing Date.

               3.2 Limitation. Except as set forth in Section 3.1 hereof, Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, which include, without limitation:

                    (a) Except as set forth in Seller's Disclosure Schedule, any liability or obligation to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

                    (b) Any liability or obligation of Seller in respect of any Taxes;

                    (c)  Any liability arising from  any injury to or death
          of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or in connection with the operation of the System on or prior to the Closing Date;

                    (d) Any liability or obligation of Seller arising out of or related to any action against Seller or any action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

                    (e) Any liability or obligation of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement.

          SECTION 4.     REPRESENTATIONS AND WARRANTIES OF SELLER.

               Seller represents and warrants to Buyer that, except as set forth in Seller's Disclosure Schedule:

               4.1 Authority. Seller is a general partnership, duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to conduct business in the Commonwealth of Pennsylvania to the extent such qualification is required. Seller's general partners are KCLP and ECLP. Seller has the requisite power and authority required to acquire, own, lease, and operate the Assets and to conduct the business of the System. Seller has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated thereby  according  to  their  respective
          terms. Seller is not a participant in any joint venture or partnership with any other Person relating to the System.

               4.2 Authorization and Binding Obligation. Seller has taken all partnership action necessary to enter into this Agreement and consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement has been duly executed by Seller and constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally. Each agreement executed by Seller in connection with the Closing will be duly executed and delivered by Seller and will constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally.

               4.3   Absence  of  Certain Changes  or  Events.   Since  the
          Balance Sheet Date there has not been any:

                    (a) change in the condition (financial or otherwise) of the Assets, Liabilities, working capital, reserves, earnings, business or prospects of Seller, or the System except for changes contemplated hereby or changes which have not, individually or in the aggregate, been material and adverse;

                    (b) (i) material increase in compensation payable or to
          become payable to any of the employees of Seller or any bonus payment made or promised to any such employee other than in the ordinary course of business and consistent with past practices, or (ii) material change in personnel policies, insurance, retirement, health or other employee benefits or any other compensation arrangements affecting such employees other than in the ordinary course of business;

                    (c) amendment, cancellation or termination of any Governmental Authorization (other than modifications of licenses, terminations of licenses which are renewed, replaced or reinstated prior to Closing, or terminations of non-material licenses, in the ordinary course of business);

                    (d) change in accounting methods or practices by Seller;

                    (e) revaluation by Seller of any of the Assets, except in the ordinary course of business and consistent with past practice;

                    (f) amendment of Seller's General Partnership Agreement which adversely affects the System or the Assets or the ability of Seller to perform its obligations under this Agreement; or

                    (g) agreement (whether written or oral) by Seller to do any of the foregoing.

               4.4 Sufficiency of Assets. The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal used in the operation of the System as it is presently conducted and as at the Balance Sheet Date (other than deletions in the ordinary course of business when replaced by assets of substantially equivalent value and function).

               4.5 No Conflict or Violation. The execution, delivery, and performance by Seller of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (a) will not conflict with any provision of Seller's General Partnership Agreement; (b) will not conflict with or constitute a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or other governmental instrumentality or result in an event which with notice, lapse of time or both, would result in any such conflict or violation; and (c) provided the Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Contract, Governmental Authorization, or other agreement, instrument, license, or permit to which Seller is a party or by which Seller is bound or subject, or result in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration.

               4.6  Consents.       No   consent,   approval,  permit,   or
          authorization of, declaration to or filing or registration with any governmental or regulatory authority or any other Party (including without limitation any Consent necessary for the valid assignment of any Contract) is required to be made or obtained in connection with the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the System.

               4.7 Governmental Authorizations. Seller's Disclosure Schedule contains a true and complete list of the Governmental Authorizations. Seller has delivered to Buyer true and complete copies of the Governmental Authorizations. Each Governmental Authorization has been validly issued to Seller. The Governmental Authorizations comprise all the licenses, permits, and other authorizations required from governmental and regulatory authorities for the lawful conduct of the operation of the System. The Governmental Authorizations are in full force and effect and are unimpaired by any acts or omissions of Seller, and are valid for the balance of the current license term, if any, applicable generally to each such Governmental Authorization. The operation of the System is in compliance with the Governmental

          Authorizations.  Seller has no reason to believe
          that any of the Governmental Authorizations would not be renewed by the granting authority in the ordinary course if Seller were the applicant. Seller is the exclusive holder of the FCC Authorizations. To the knowledge of Seller, there are no pending or threatened proceedings by or before the FCC which would result in the revocation, cancellation, suspension or adverse modification of the FCC Authorizations, nor to Seller's knowledge are there any facts that would give rise to or form the basis for such a proceeding. Assuming all Consents are obtained, Seller has the right, power and authority under the Communications Act to transfer the Assets to Buyer upon consummation of the transactions contemplated hereby in accordance with the terms of this Agreement. No renewal of any FCC Authorization would constitute a major environmental action under the current Rules of the FCC. The FCC actions granting the current FCC Authorizations together with all underlying construction permits, are Final Orders of the FCC. Seller is not aware of any reason why (i) those of the FCC Authorizations subject to expiration would not be renewed in the ordinary course of business if Seller were the applicant or (ii) any of the FCC authorizations would be revoked. The initial FCC Form 489 to commence operation of the System was filed with the FCC on December 6, 1991. None of the Governmental Authorizations is subject to any Encumbrance, other than any liens securing Seller Indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing.

               4.8 Seller Qualifications. Seller is legally, technically, financially and otherwise qualified to hold the FCC Authorizations and upon obtaining the FCC Consents will be so qualified to consummate the transactions contemplated hereby.

               4.9 Real Property. Seller's Disclosure Schedule contains a complete description of all of Seller's interests and rights in Real Property used or intended for use in connection with the operation of the System. Seller leases all of its Real Property, all of which leases are identified in Seller's Disclosure Schedule (the "Real Property Leases"). Each Cell Site that is part of the Assets is the subject of a Real Property Lease. To the knowledge of Seller, there are no pending or threatened condemnation proceedings relating to any of the Real Property. All improvements included in the Real Property are in good operating condition (ordinary wear and tear excepted) with no known material defects. To the knowledge of Seller, no improvements on any Real Property encroach upon adjoining real estate, and all such improvements are constructed in conformity with all "setback" lines, easements, and other restrictions, or rights of record, that have been established by any applicable building or safety codes or zoning ordinances. To the knowledge of Seller, no utility lines serving the System pass over the lands of others except where appropriate easements have been obtained. All towers and other structures on the Real Property are marked in accordance with the requirements of the FCC
          Authorizations, the Federal Aviation Administration and all applicable state and local laws. Seller has no knowledge of any written notice for assessments for public improvements against any Real Property which remains unpaid. Seller has not granted any oral or written lease, sublease or license granting to any Person any right to the possession, use, occupancy or enjoyment of any of the Real Property. All Real Property is supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Real Property as currently operated. None of the Real Property is subject to any Encumbrance that could reasonably be expected to materially and adversely affect the use or usefulness of the Real Property, other than any liens securing Seller Indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Other than any liens securing Seller Indebtedness, Seller is not aware of any potential claim or Encumbrance that could reasonably be expected to materially and adversely affect the use or usefulness of the Real Property. Seller has delivered to Buyer true and complete copies of all Real Property Leases. Seller has full legal and practical access to all Real Property. All easements, rights of way, and real property licenses relating to the Real Property Leases have been properly recorded in the appropriate public recording offices, to the extent required by law.

               4.10 Personal Property. Without material exception, Seller's Disclosure Schedule contains descriptions of all
          Seller's fixed assets which are part of its Personal Property. Seller owns and has good and marketable title to each item of Personal Property, except for the Personal Property that is specifically identified in Seller's Disclosure Schedule as leased pursuant to one of the Contracts. None of the Personal Property is subject to any Encumbrance, except for any liens securing Seller Indebtedness, all of which shall be extinguished by Seller prior to or at Closing. All of the Personal Property is in good operating condition and repair (ordinary wear and tear excepted), and is available for immediate use in the operation of the System. The Personal Property is sufficient to permit the System to operate in all material respects in accordance with the terms of the FCC Authorizations.

               4.11 Subscribers and Suppliers. Copies of all Subscriber Agreements are contained in Seller's Books and Records. As of the Balance Sheet Date, Seller had approximately 5,082 subscriber accounts, each telephone number being a separate account. Seller has not entered into any Subscriber Agreements outside the ordinary course of business or for consideration other than cash. To Seller's knowledge, none of its material Subscribers or suppliers has threatened to terminate or change in a material way its relationship with Seller.

               4.12 Resale and Roaming Agreements. Seller is not a party to any Resale Agreements. Seller's Disclosure Schedule contains a list of (i) all carriers with which Seller has roaming agreements and (ii) all special wholesale and retail rates relating thereto.

               4.13  Financial Statements.    The Financial  Statements are
          contained in Seller's Disclosure Schedule. The Financial Statements do and will, as appropriate, and the Closing Financial Statement will, fairly present the Assets, Liabilities and financial  condition  and  results  of  the  System's  operations
          indicated   in  accordance  with  generally  accepted  accounting
          principles consistently applied, subject to normal year-end adjustments in the case of any interim financial statements.

               4.14 Contracts. The Contracts listed in Seller's Disclosure Schedule comprise all Seller's Contracts (including Real Property Leases). Seller has delivered to Buyer true and complete copies of all such Contracts, together will all amendments and extensions to date. All such Contracts are in full force and effect, are valid, binding, and enforceable in accordance with their terms, except for the effect thereon of any applicable bankruptcy, insolvency reorganization, moratorium and similar laws affecting the rights of creditors generally in respect only to the parties contracting with Seller, are paid currently, and have not been materially impaired by any acts or omissions of Seller. No material Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. Seller is not in material default under any Contract. To Seller's knowledge, no other party is in material default under any Contract identified with an asterisk in Seller's Disclosure Schedule. Seller is not aware of any intent by any party to any Contract to terminate or amend the terms thereof, to refuse to renew the Contract upon expiration of its term, or to renew the Contract upon expiration only on terms and conditions that could be less advantageous to the System than those currently pertaining. No Contract contains any unfulfilled requirement that Seller incur capital or other expenses.

               4.15 Seller Indebtedness. Seller's Disclosure Schedule contains a true and complete list of all agreements relating to any Seller Indebtedness and any other indebtedness of Seller relating to the System. Seller has delivered to Buyer true and complete copies of all such agreements and evidences of indebtedness or the relevant portions thereof. All of such agreements and evidences of indebtedness are in full force and effect and Seller is not in material default thereunder. To Seller's knowledge, no other party is in material default thereunder.

               4.16 Intangibles. Seller's Disclosure Schedule a true and complete list of all Seller's copyrights, trademarks, tradenames, licenses, permits, patents and patent applications. Seller has no licenses granted by or to it or any other agreements to which it is a party, relating in whole or in part to any of the Intangibles. Seller owns and has marketable title to the
          Intangibles. None of the Intangibles is subject to any Encumbrance, except for any liens securing Seller Indebtedness, all of which liens shall be extinguished by Seller prior to or at Closing. Seller has delivered to Buyer copies of all documents establishing the Intangibles to the extent material to Seller's business and the balance thereof is, and at Closing will be, on the Real Property. To the best of Seller's knowledge, Seller is not infringing upon any trademarks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person or Persons, and there is no claim or action pending, or to the best knowledge of Seller, threatened with respect thereto. No Person has a right to receive a royalty or similar payment in respect of any Intangibles.

               4.17  Taxes.

                    (a) Filing of Tax Returns. Seller has filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect to all taxes and other assessments and levies (including all interest and penalties), in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Seller has delivered to Buyer complete and accurate copies of Seller's federal and state tax returns for the years 1993 and 1992, its 1993 property tax return, and its 1994 sales and use tax return.

                    (b) Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been or will be established therefor, as set forth in the Financial Statements, and Seller does not have any material liability for Taxes in excess of the amounts so paid or reserve so established.

                    (c) Audits, Investigations or Claims. The Federal income tax returns of Seller have not been examined by the Internal Revenue Service, and no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. There are no pending or, to Seller's knowledge, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a material additional liability for Taxes for which Buyer may be liable or which is likely to result in any Encumbrance on the Assets. Audits of federal, state, and local returns for Taxes by the relevant taxing authorities which have been completed for any period are set forth on Seller's Disclosure Schedule and, except as set forth Seller's Disclosure Schedule, Seller has not been notified that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

                    (d) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

                    (e) Safe Harbor Lease Property. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                    (f) Security for Tax-Exempt Obligations. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                    (g)  Tax-Exempt Use  Property.   None of the  Assets is
          "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                    (h) Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.

                    (i) No Withholding. The disposition of the Assets contemplated hereby is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code.

               4.18 Insurance. Seller's Disclosure Schedule contains a complete and accurate list of all policies and binders of insurance (showing as to each policy and binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the types of coverage provided) maintained by Seller. All of such policies are sufficient for compliance with all requirements of law and all of the Contracts. Seller is not in default under any of such policies or binders and has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Seller is not aware of any facts existing prior to Closing upon which an insurer is entitled under existing policies or binders to reduce coverage or increase premiums. There are no outstanding unpaid claims under any such policies or binders. Such policies or binders provide replacement cost insurance coverage for all Personal Property and all improvements upon the Real Property. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by Seller through the Closing Date.

               4.19 Labor Matters. Seller's Disclosure Schedule contains a true and complete list of all persons currently employed by Seller in connection with the System, together with the job title, the present compensation rate (including commissions and bonuses), accrued, unpaid vacation days, and any accrued severance pay liability for each such person. Seller has delivered to Buyer true and correct copies of any employment
          agreements   (the  "Employment

          Agreements")  relating   to  its
          employees. Seller (i) is not a party to any labor agreement with respect to its employees with any labor organization, group or association, and (ii) has not been notified at any time during the past three years of any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no unfair labor practice charge, complaint or grievance against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller's activities, and to the best of Seller's knowledge, there are no facts or information that would give rise thereto. There is no labor strike or labor disturbance pending, or the best knowledge of Seller, threatened against it.

               4.20 Employee Benefit Plans. All Employee Plans that cover or have covered employees of Seller are set forth in Seller's Disclosure Schedule. All Employee Plans maintained by Seller conform in all material respects when applicable with the provisions of ERISA and have been administered in substantial compliance with the terms of such plans and with all filing, reporting and disclosure requirements of the Code and ERISA when applicable. There is no pending or threatened litigation, claim or assessment against any such Employee Plan. Each Employee Plan that is a "Pension Plan" is qualified under Section 4001 of the Code. Seller has never maintained or sponsored, or been required to contribute to, or withdrawn from, any Multi-employer Plan. Seller has not been subject to any "withdrawal liability" (as defined in Section 4201 of ERISA) at any time assessed against Seller with respect to any Multi-employer Plan. Seller has maintained all Employee Plans with respect to its employees in a manner that will not give rise to any successor liability to Buyer under ERISA or the Code.

               4.21 Transactions with Certain Persons. No partner or employee of Seller, or any member of any such Person's immediate family, is presently a party to any material transaction with Seller relating to the System, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by or to, (ii) providing for the rental of material real or personal property from or to, or (iii) otherwise requiring material payments to (other than for services as partners or employees of Seller) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner.

               4.22 Litigation. Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree which adversely affects the conduct of the business of the System or the Assets or which could materially adversely affect Seller's ability to perform its obligations hereunder. There is no litigation, proceeding or investigation pending or, to Seller's knowledge, threatened against Seller or relating to the business or operations of the System in any federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes, which could reasonably be expected to have a material adverse effect upon the business, property, Assets or condition (financial or otherwise) of the System or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which could materially adversely affect Seller's ability to perform its obligations under this Agreement.

               4.23 Compliance With Laws. Seller has not received any notice asserting any noncompliance by it in connection with the business or operation of the System with any applicable statute, rule or regulation, whether federal, state or local. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other Governmental Authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance with all laws, regulations and governmental orders applicable to the Assets and the conduct of the business and operations of the System, the failure to comply with which could reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the System.


               4.24 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Assets, are pending, or to Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

               4.25 Environmental and Safety Compliance.    Neither     the
          operation of the business of the System nor the Assets violate in any material respect any applicable federal, state or local law, rule, regulation or order relating to air, water or noise pollution, employee health and safety, or the production, storage, labeling, transportation or disposition of waste or hazardous or toxic substances (collectively, "Environmental Laws"). Seller has timely obtained all licenses and permits and timely filed all reports required to be filed under any applicable Environmental Laws, such licenses and permits being listed in Seller's Disclosure Schedule. Seller has not, and, to Seller's knowledge, no other Person has, stored any Pollutant on, beneath or about any of the Real Property. Seller is not aware of any condition relating to or resulting from the release or
          discharge  of   Pollutants  into   the
          soil,  surface   waters,
          groundwater, drinking water supplies, navigable waters, land, surface or subsurface strata, or ambient air which has resulted or could reasonably be expected to result in any material damage, loss, cost, expense, claim, demand, order or liability to or against Seller or Buyer by a governmental authority or other Party relating to or resulting from the operation of the business of the System, the Assets or otherwise relating to the Real Property, irrespective of the cause of such condition. Seller has not received any notice from any governmental authority or private or public entity advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of any Pollutant. Seller has not, and, to Seller's knowledge, no other Person has, buried, dumped or otherwise disposed of any Pollutants on, beneath or about any of the Real Property. Seller has not received any notice of violation of any Environmental Law or zoning or land use ordinance, law or regulation relating to the operation of the business of the System or the Assets including, but not limited to, CERCLA, the Toxic Substance Control Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Occupational Safety and Health Act of 1970, as amended. Seller's Disclosure Schedule also contains a list and brief description of all material filings by Seller with, material notices to Seller from, and related material reports to all governmental authorities administering Environmental Laws, within three years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller. No written environmental assessments or impact statements or reports relating to the Real Property have been prepared for, or received by, Seller prior to the date hereof.

               4.26 Broker. Seller has not employed the services of any broker or any similar Person or entity that will require the payment by Buyer of any finder's fee, commission or similar payment in connection with this Agreement or any matter related hereto. Buyer shall not be liable for any commissions, finder's fees, or similar payments to any Person or entity acting on Seller's behalf in connection with this Agreement or any matter relating hereto.

               4.27 No Other Agreement to Sell. Seller has no legal obligation, absolute or contingent, to any other Person to sell Seller or the System (in whole or in part) or the Assets (in whole or in part), or effect any merger, consolidation or other reorganization of Seller, or to enter into any agreement with respect thereto.

               4.28 No Misstatements or Omissions. None of the representations and warranties of Seller set forth in this Agreement, or any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant hereto, when such representations, warranties, documents, exhibits, statements, certificates and schedules are taken as a whole, is false or misleading as to any material fact or omits to state a material fact required to be stated therein or necessary in order to make any of the statements made therein, in light of the circumstances under which they were made, not misleading. Seller is not aware of any information other than that which has been disclosed to Buyer which could reasonably be expected to have a material adverse effect on the Assets or the conduct or operation of the business of the System.

               4.29 Books and Records. Seller has made and kept (and given Buyer access to) the Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller.

               4.30 Accounts Receivable. The accounts receivable reflected in the April 30, 1994 balance sheet contained in the Financial Statements, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of Seller's business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the April 30, 1994 balance sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the April 30, 1994 balance sheet.

          SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BUYER.

               Buyer represents and warrants to Seller as follows:

               5.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and is duly qualified to conduct business in the Commonwealth of Pennsylvania. Buyer has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

               5.2 Authorization and Binding Obligation. Buyer has taken all corporate action necessary to enter into this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally. Each agreement executed by Buyer in connection with the Closing will be duly executed and delivered by Buyer, and will constitute a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally.

               5.3 No Conflict or Violation. The execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby: (a) will not conflict with the Certificate of Incorporation or By-Laws of Buyer, (b) will not conflict with or result in a violation of any applicable statute, law, rule, code, judgment, order, ordinance, writ, injunction, regulation, decree, award or ruling of any court or governmental instrumentality or result in an event which with notice, lapse of time or both, would result in any such conflict or violation; or
          (c) provided the Consents are obtained, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, permit, franchise or other authorization issued by federal, state, or local governmental authorities to which Buyer is a party or by which Buyer is bound or subject, or result in an event which with notice, lapse of time or both, would result in any such conflict, grounds, breach, default, or acceleration.

               5.4 Consents. Except for the Consents, no consent, approval, permit or authorization of, declaration to or filing or registration with any governmental or regulatory authority or any other third Party is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including enabling Buyer to own the Assets and operate the System.

               5.5 Buyer Qualifications. Buyer is legally, technically financially and otherwise qualified to hold the FCC Authorizations and to consummate the transactions contemplated hereby. Buyer has no knowledge of any fact that would, under existing law (including the Communications Act) disqualify Buyer as an assignee of the FCC Authorizations. There has been no material adverse change in the condition, financial or otherwise, of Buyer since the date of its audited 1993 financial statements as filed with the SEC as part of its Annual Report on Form 10-K.

               5.6 Litigation. Buyer is not subject to any judgment, award, order, writ, injunction, judgment, arbitration decision or decree which could materially adversely affect Buyer's ability to perform its obligations hereunder. There is no litigation, proceeding or investigation pending or, to Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator or before any other tribunal duly authorized to resolve disputes which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement or which could materially adversely affect Buyer's ability to perform its obligations under this Agreement.

               5.7 Compliance With Laws. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby.

               5.8 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Buyer (other than as a creditor) are pending, or to Buyer's knowledge, threatened, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

               5.9 Stock. The shares of Stock, if any, to be delivered to Seller will be duly authorized, fully paid, validly issued and nonassessable when so delivered.

               5.10 Broker. Buyer has not employed the services of any broker or any similar Person or entity that will require the payment by Seller of any finder's fees, commission or similar payment in connection with this Agreement or any matter relating hereto. Seller shall not be liable for any commissions, finder's fees, or similar payments to any Person or entity acting on Buyer's behalf in connection with this Agreement or any matter related hereto.

               5.11 No Misstatements or Omissions. None of the representations and warranties of Buyer set forth in this Agreement, or any document, exhibit, statement, certificate or schedule furnished to Seller pursuant hereto, when such representations, warranties, documents, exhibits, statements, certificates and schedules are taken as a whole, is false or misleading as to any material fact or omits to state a material fact required to be stated therein or necessary in order to make any of the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations or the representation made by Seller in the first sentence of Section 4.28 not to be true and complete in all material respects on or after the date of such event or occurrence as if made on or after that date.

          SECTION 6.  COVENANTS OF SELLER.

               6.1  Pre-Closing  Covenants.   Seller  covenants and  agrees
          with  Buyer that for the period from  the date hereof through the
          Closing:

               (a) Maintenance of the System. Seller shall carry on its business in the ordinary course consistent with past practice or its 1994 and 1995 operating budgets, which are set forth in Annex
          3. Seller shall use its reasonable best efforts to maintain the present character and quality of the business and maintain in all material respects the present customers, market share and business relations of the System.

               (b) Certain Prohibited Transactions. Without limiting the generality of subsection (a) above, Seller shall not, without the prior written approval of Buyer (which approval shall not be unreasonably withheld):

                    (i) mortgage, pledge or otherwise encumber any of its Assets or sell, transfer or otherwise dispose of any of its Assets except (y) for the sale or rental of inventory in the ordinary course of business consistent with past practice, and
          (z) for the sale of cellular telephone equipment in the ordinary course of business and consistent with past practice when replaced by equipment of substantially equivalent value and function;

                    (ii)  cancel,  release   or  assign  any     Subscriber
          Agreements  except  in  the   ordinary  course  of  business  and
          consistent with past practice;

                    (iii) enter into any contract or commitment relating to the System or the Assets (unless such contract or commitment will be assumed by Buyer under this Agreement), except for entry into Subscriber Agreements in the ordinary course of business and consistent with past practice, or amend, terminate, or waive any substantial right under any Contract (including, without limitation, any lease for real property, tower space or equipment building space, but excluding Seller's contracts relating to Seller Indebtedness and any other Contract not assumed by Buyer under this Agreement) or Subscriber Agreement;

                    (iv) change its billing vendor;

                    (v)  make   any  material  change  in   any  method  of
          accounting or accounting practice;

                    (vi) suffer any significant write-down of the value of any of the Assets or any significant write-off as uncollectible of any accounts receivable exceeding in the aggregate two and one half percent (2.5%) of subscriber revenue.

                    (vii) make any capital expenditures, or hire or fire any employees, outside the ordinary course of business and inconsistent with past practice and its 1994 or 1995 operating budgets or the Capital Budget;

                    (viii) enter into any agreement to make any commitment or offer to provide cellular telephone service to subscribers other than in the ordinary course of business at rates and other terms consistent with past practice;

                    (ix) waive any material rights relating to the System or the Assets;

                    (x) subject the System or the Assets to any rights of first refusal by any third Parties;

                    (xi) transfer or grant any right under, or enter into any settlement regarding the breach or infringement of, any Intangibles or modify any existing right with respect thereto; or

                    (xii) do any other act (y) that would cause any representation or warranty of Seller to be or become untrue in any material respect or (z) that is not in the ordinary course of business consistent with past practice or its 1994 or 1995 operating budgets.

               (c) Governmental Authorizations. Seller shall not cause or permit, by any act or failure to act, any of the Governmental Authorizations to expire or to be surrendered or modified, or take any action that would cause any governmental authority to institute proceedings for the suspension, revocation, or material and adverse modification of any of the Governmental Authorizations or fail to prosecute with due diligence any pending applications for any governmental authority in connection with the operation of the System, or take any other action within its control that would result in the System being in noncompliance with the requirements of any law, rule or regulation such that the System would be materially and adversely affected.

               (d) Access to Information. Subject to Section 15.12 hereof, Seller shall give to Buyer and its counsel, accountants, engineers, and other representatives reasonable access to the System, and to all books and records relating thereto, and to the officers, employees, and agents of Seller, and to all Books and Records, and will furnish or cause to be furnished to Buyer and its representatives all information relating to the Assets, the System, and Seller that they reasonably request. Seller promptly shall provide Buyer and its accountants and other representatives access to financial statements and other financial information that is required to be filed with the SEC by Buyer in any filings made by Buyer with the SEC after the date of execution of this Agreement. Notwithstanding the provisions of Section 15.12 hereof, Seller hereby authorizes Buyer to include the foregoing financial statements and other financial data, and information derived therefrom required to be filed in connection therewith, in such SEC filings and required prospectus materials. Seller will cooperate with Buyer in the auditing of the financial statements and the gathering and presentation of other information required for filing. All such financial statements shall be audited and, except as provided in Section 6.1(e), the cost of such audit shall be borne by Buyer.

               (e) Monthly Financials. Seller shall provide Buyer with a balance sheet and related statements of income and cash flow within 45 calendar days after the end of each month, which financial statements shall fairly present the Assets, Liabilities and financial condition and results of the System's operations in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments. Seller shall make its best efforts to provide Buyer with December 31, 1994 audited financial statements and footnotes by February 15, 1995. Seller and Buyer will cooperate in the preparation of such year end audited financial statements, and Buyer will pay the amount by which the cost of the audit exceeds Seller's cost of its audit for its December 31, 1993 financial statements. The unavailability of such audited financial statements on the Closing Date shall not constitute a basis upon which either Buyer or Seller may refuse to close the transactions contemplated hereby.

               (f) Maintenance of Assets. Seller shall take all actions necessary to maintain all the Assets in good and working order and in the condition represented in this Agreement, ordinary wear and tear excepted, and will maintain supplies of inventory and spare parts consistent with past practice. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, Seller shall take all actions necessary to repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and the proceeds of any claim under any insurance policy shall be used solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed to the extent necessary to make such repair, replacement or restoration.

               (g) Compliance With Laws. Seller shall comply in all material respects with all laws, rules and regulations in connection with the Assets and the System and the matters related to this Agreement. Upon receipt of notice of violation of any laws, rule or regulation, Seller shall contest in good faith or cure the violation prior to the Closing Date to the extent necessary to satisfy the covenant set forth in the first sentence of this subsection.

               (h) Insurance. Seller shall take all action necessary to keep in full force and effect any existing insurance policies, or comparable coverage, for the Assets and the System as set forth in Seller's Disclosure Schedule.

               (i) No Inconsistent Action. Seller shall not take any action that is inconsistent with Seller's obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

               (j) Taxes. Seller shall take all actions necessary to file in a timely manner all federal, state, and local tax and information returns hereafter required to be filed by Seller relating to or in connection with the Assets and the operation of the System, and will pay all taxes (and any other charges, duties, penalties, interest, or fines) which become due pursuant to those returns or pursuant to any assessment which becomes due and payable unless contested in good faith.

               (k) No Shop. Neither Seller (nor any of its partners, representatives, employees, agents or affiliates) will, directly or indirectly, solicit, initiate, encourage or participate in negotiations with respect to, or furnish or cause or permit to be furnished any information to any Person (other than such parties' respective affiliates or their representatives) in connection with any inquiry or offer for any purchase or sale of the System, the Assets or any part thereof.

               (l) Estoppel Certificates. Seller shall use its reasonable best efforts to obtain an estoppel certificate with respect to each of the Real Property Leases, each in form and substance reasonably acceptable to Buyer (the "Estoppel Certificates").

               (m) Actions Affecting Stock. Neither Seller nor any of its partners, representatives, employees, agents or affiliates will, directly or indirectly, take any actions outside the scope of its ordinary course of business to affect or influence the trading price of the Stock prior to the close of the markets on the day after the Closing Date.

               6.2 Closing Covenant. On the Closing Date, if the conditions set forth in Section 9.2 have been satisfied, Seller shall transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 and make the deliveries provided in
          Section 10.2.

          SECTION 7.     CLOSING COVENANTS OF BUYER.

               7.1 Pre-Closing Covenants. Buyer covenants and agrees with Seller that between the date hereof and the Closing Date, Buyer shall act so that each representation and warranty in Section 5 shall continue to be true on and as of the Closing Date in all material respects as if made on and as of the Closing Date. Buyer shall not take any action that is inconsistent with Buyer's obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated hereby.

               7.2 Closing Covenant. On the Closing Date, if the conditions set forth in Section 9.1 have been satisfied, Buyer shall purchase the Assets from Seller as provided in Section 2 of this Agreement, and shall make the deliveries provided in Section
          10.3 of this Agreement.

          SECTION 8.     SPECIAL COVENANTS AND AGREEMENTS.

               8.1 FCC Consents. The sale of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within ten (10) Business Days from the date hereof, Buyer and Seller shall file with the FCC applications for the FCC Consents (the "Assignment Applications"). Buyer and Seller agree to use their best efforts to: (i) prosecute the Assignment Applications with all reasonable diligence; (ii) amend the Assignment Applications as may be required or desirable to effectuate the transactions contemplated hereunder; (iii) oppose any petition to deny or other opposition filed against the Assignment Applications; and (iv) otherwise use their best efforts to obtain a grant of the Assignment Applications as expeditiously as practicable. Neither Buyer nor Seller shall seek, nor cause any of their agents to seek, and each shall use its best efforts to oppose, any request for reconsideration, application for review or any other attempt to seek any form of review of the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of the Assignment Applications as required by this Section shall be a material breach of this Agreement. All fees charged by the FCC in connection with filing the Assignment Applications shall be split between the parties.

               8.2  Other Consents.

                    (a) Within ten (10) days of the date of this Agreement, Seller and Buyer shall join in any applications, filings or registrations required by any state or local governmental regulatory authority (including, without limitation, the Pennsylvania Public Utilities Commission) to request issuance of orders approving the transactions contemplated by this Agreement (if such orders are requisite to the completion of these transactions) and they will diligently and expeditiously take all steps reasonably necessary to prosecute any such applications. The failure by either party to timely file or diligently prosecute its portion of any such applications as required by this Section shall be a material breach of this Agreement. All filing and grant fees charged by such state regulatory authority in connection with such applications shall be split between the parties.

                    (b) Seller shall commence, as soon as practicable, all action reasonably necessary to obtain all other Consents, without any material adverse change in the terms or conditions of any Contract or Governmental Authorization that could be materially less advantageous to the System than those pertaining under the Contract or Governmental Authorization as in effect on the date hereof; provided however, that Seller's failure to receive any such Consents shall not be deemed to be a breach of this
          covenant.       Seller  shall  promptly   advise  Buyer  of   any
          difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

               8.3 Cooperation. The Parties shall cooperate fully with each other in connection with any actions required to be taken as part of their obligations under this Agreement, and will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder. If one or more of the Consents are not received, the parties agree to use their best efforts to work together to find some alternative course of action which will ameliorate to the fullest extent possible the failure to receive the Consent; provided however, this shall not alleviate Buyer's rights to satisfaction or waiver of the conditions set forth in Section 9.1.

               8.4 HSR Filings. Within thirty (30) days of the date of this Agreement, Buyer shall make any and all filings that the parties determine are required under the HSR Act. All filing and grant fees in connection with such HSR Act filings shall be paid by Buyer.

               8.5 Notification of Certain Matters. Seller and Buyer shall each give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy the same.

               8.6 Employees. Seller shall update the list of its employees set forth in Seller's Disclosure Schedule approximately sixty (60) days from the date hereof. Buyer will notify Seller within ten days of receipt of such updated schedule of any employees to whom it does not anticipate extending offers of employment upon Closing so that Seller can give such employees adequate notice. Seller shall terminate the employment of all of its employees immediately prior to Closing and will pay them for accrued, unused vacation days and Seller represents and agrees that such termination shall be without any liability to Buyer. It is Buyer's present stated intention that it will offer employment to substantially all of Seller's employees on substantially the same terms and conditions as their current employment with Seller, subject to the standard terms and conditions applicable to Buyer's other comparable employees.
          Buyer's offers of employment shall be on terms and conditions that Buyer shall determine in its sole discretion. Buyer will grandfather the seniority of the employees hired for purposes of determining vacation benefits and eligibility for Buyer's group health insurance. Seller and Buyer acknowledge that any hired employees will be subject to the waiting period for pre-existing conditions under Buyer's group health insurance. Such seniority shall be based upon the term of service with Seller only. Seller waives any claims against Buyer or any of the employees hired by
          Buyer arising from such employment, including without limitation any claims arising from any employment agreement or non-compete agreement. Nothing contained in this Agreement shall confer upon any employee hired by Buyer any right with respect to continued employment by Buyer, nor shall anything contained herein interfere with the right of Buyer to terminate the employment of any employee hired by Buyer at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in establishing or modifying any of the terms and conditions of the employment of the employees hired by Buyer. No provision of this Agreement shall create any third party beneficiary rights in any employee hired by Buyer, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Buyer or under any benefit plan that Buyer may maintain; provided however, that to the extent permitted by Buyer's 401(k) Plan and applicable law, employees hired by Buyer may make rollover contributions to Buyer's 401(k) Plan of amounts received from Seller's 401(k) Plan.

               8.7 Schedule Revision. Prior to Closing, Seller shall compile a revised Seller's Disclosure Schedule, which revised Seller's Disclosure Schedule shall reflect accurate and complete information as of the Closing Date.

               8.8 Public Announcements. Buyer shall use its best efforts not to take any action, including without limitation the making of public announcements, which could reasonably be expected to adversely affect the trading price of the Stock during the fifteen trading days prior to Closing. It shall be conclusively presumed that Buyer has used best efforts with respect to any action, the taking and time of taking of which has been taken and made on the written advice of counsel.

          SECTION 9.     CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.

               9.1 Conditions to Obligations of Buyer. All obligations of Buyer to purchase the Assets and to complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Buyer in respect to the waiver of such conditions) by Buyer, on or prior to the Closing Date, of each of the following conditions:

                    (a)  Representation,  Warranties  and  Covenants.   All
          representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or at the Closing Date. There shall be delivered to Buyer at Closing a certificate signed by the general partners of Seller
                                         -37-
         to the foregoing effect ("Seller's Closing Certificate").

                    (b) Consents. The FCC Consents shall have become Final Orders and shall not contain conditions that are material and adverse to Buyer. All Consents identified with an asterisk in Seller's Disclosure Schedule shall have been obtained without any material adverse change in the terms or conditions of any Contract or Governmental Authorizations to which such Consents relate; provided, however, if Seller is unable to obtain any such Consents relating to the Real Property Leases, Seller may alternatively deliver replacement office/cell site facilities that are reasonably equivalent in location and, as to cell sites, engineering coverage on or before sixty (60) days after the Closing Date.

                    (c) Governmental Authorizations. Seller shall be the holder of all Governmental Authorizations identified with an asterisk in Seller's Disclosure Schedule without any material adverse change in the terms or conditions thereof. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely in any material respect any of the Governmental Authorizations.

                    (d)  Deliveries.    Seller  shall  have  made  all  the
          deliveries to Buyer set forth in Section 10.2.

                    (e) Opinions of Counsel. Seller shall have delivered to Buyer opinions of Seller's Counsel (which shall be White & Case; Venable, Baetjer and Howard; Lukas, McGowan, Nace & Gutierrez; and Drinker, Biddle & Reath, or such other law firms as shall be reasonably acceptable to Buyer), dated as of the Closing Date, addressed to Buyer in a form reasonably acceptable to Buyer. Buyer and Seller shall negotiate in good faith and agree to forms of opinions by the firms set forth above by Friday, September 30, 1994, and such forms will be added to this Agreement as Annex 4.

                    (f) Adverse Changes. Between the Balance Sheet Date and the Closing Date there shall have been no material adverse change in the Assets, condition (financial or otherwise) of the business of Seller or the System, other than changes resulting from actions taken by Buyer or its affiliate.

                    (g) No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby or which would reasonably be expected to affect materially and adversely the value of the Assets (unless such proceeding was instigated by or on behalf of Buyer or its affiliate).

                    (h) HSR Act. The applicable waiting periods, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.

                    (i) Clearance Certificate. Subject to Section 15.2, if required, at Closing, Seller shall provide to Buyer clearance certificate(s) or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any withholding obligation in respect of the transfers contemplated hereunder.

                    (j) Non-foreign Affidavit. At Closing, Seller shall furnish to Buyer an affidavit stating, under penalty of perjury, that the indicated number is its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                    (k)    Billing  Vendor.    Celltech,  Seller's  billing
          vendor, shall have provided written assurance reasonably satisfactory to Buyer that Celltech will continue to provide billing services to Buyer during the transition period identified in Section 11.3, at rates not higher than 10% in excess of the rates charged to Seller for the billing period prior to Closing or, Seller shall have agreed to pay for any charges in excess of the foregoing amounts.

          Notwithstanding anything in this Agreement to the contrary, no condition to Buyer's obligation to close shall be deemed to be unsatisfied by either (a) the imposition of any condition in the FCC Consents that relates to Buyer's character or other qualifications of Buyer to own or operate the Assets or be an FCC licensee, or (b) conditions to the FCC Consents or modifications or conditions to the Governmental Authorizations, implied, expressed or effective, that are imposed upon an industry-wide basis as a result of any matter presently existing, including without limitation, the following matters (i) legislative or administrative proceedings that have been initiated in any form as of the date of execution of this Agreement, (ii) Congressional and FCC allocation and related proceedings involving Personal Communications Services, (iii)legislative and FCC proceedings involving equal access, and competitive changes in the wireless industry generally, and (iv) changes in governing legislation or the FCC Rules involving cellular roaming requirements and cellular operations generally.

               9.2 Conditions to Obligations of Seller. The obligations of Seller to sell, transfer and convey the Assets and complete the related transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the discretion of Seller with respect to the waiver of such conditions) by Seller, on or prior to the Closing Date, of each of the following conditions:

                    (a) Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements, covenants and conditions required hereby to be performed by it, prior to or at the Closing Date. There shall be delivered to Seller at Closing a certificate of the President of Buyer to the foregoing effect ("Buyer's Closing Certificate").

                    (b)  Deliveries.   Buyer  shall   have  made   all  the
          deliveries set forth in Section 10.3.

                    (c) Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Buyer's counsel (which shall be Latham & Watkins or such other law firm as shall be reasonably acceptable to Seller), dated as of the Closing Date, addressed to Seller in a form reasonably acceptable to Seller. Buyer and Seller shall negotiate in good faith and agree to the form of opinion by the firm set forth above by Friday, September 30, 1994, and such form will be added to this Agreement as Annex 5.

                    (d)  FCC and  Other Consents.   The FCC  Consents shall
          have become Final Orders.

                    (e) No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other Person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated hereby (unless such proceeding was instigated by or on behalf of Seller or its affiliate).

                    (f) HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or shall have been terminated and neither the U.S. Department of Justice nor the FTC shall have taken any action to prevent the transactions contemplated by this Agreement.

                    (g) No Stop Order. No stop order shall be in effect with respect to the registration under the Securities Act of any shares of Stock to be delivered to or at the direction of Seller at the Closing.

          SECTION 10.    CLOSING; TERMINATION; CLOSING DELIVERIES.

               10.1 Closing;Termination.

                    (a)  Closing Date.  The Closing shall take place within
          ten (10) days after the grant of the FCC Consents by Final Order on such date as Buyer shall fix by notice in writing to Seller given at least two (2) Business Days prior thereto, but in no
          event prior  to January  3, 1995  or after March  1, 1996.   This
          Agreement shall terminate automatically if Final Orders granting the FCC Consents are not issued by March 1, 1996, in which event, except as provided below, neither party hereto shall have any
          further  obligation   to  the  other  party   to  consummate  the
          transactions  contemplated  hereby, and  (i)  all  rights of  the
          parties   theretofore  accrued   hereunder  for   breach  hereof,
          including without limitation, rights to specific performance, shall not thereby be extinguished and may be prosecuted hereunder as provided in Section 14 to the extent the claimant has been materially damaged (defined as $250,000 or more for purposes of this provision) by such breach by the other party, (ii) each party will promptly redeliver all documents, work papers and other materials of the other party relating to the transactions
          contemplated  hereby,  whether  obtained  before  or  after   the
          execution hereof to the party furnishing the same, (iii) the obligations of the parties under Section 15.12 shall survive and all other obligations of the parties under this Agreement shall terminate.

                    (b) Closing Place. The Closing shall be held at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004 or any other place that is agreed upon in writing by Buyer and Seller.

               10.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                    (a) All warranty deeds and bills of sale, assignments and other instruments of conveyance and transfer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer, or at Buyer's election and consistent with the Consents to a subsidiary of Buyer, including, without limitation, the following:

                         (i) one or more assignments of lease with respect to Real Property Leases, substantially in the form of Annex 6 hereto;

                         (ii) one or more bills of conveyance with respect to the Personal Property, substantially in the form of Annex 7 hereto;

                         (iii) one or more assignments with respect to the Contracts and Subscriber Agreements, substantially in the form of Annex 8 hereto;

                         (iv) one or more assignments with respect to the Governmental Authorizations, substantially in the form of Annex 9 hereto;


                         (v) one or more assignments with respect to the Intangibles, substantially in the form of Annex 10 hereto; and

                         (vii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title to the Assets free and clear from all Encumbrances in accordance with the provisions hereof.

                    (b) the Books and Records;

                    (c) all Consents and Estoppel Certificates that have been obtained;

                    (d)   evidence  of  the   satisfaction  of  the  Seller
          Indebtedness, unless Buyer satisfies such indebtedness out of the Purchase Price pursuant to Section 2.3(a);

                    (e) copies of resolutions adopted by the general partners of Seller, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by each of the general partners of the Seller as being true and correct on the Closing Date;

                    (f)  Seller's Closing Certificate;

                    (g)  the opinions described in Section 9.1(e);

                    (h) a copy of Seller's General Partnership Agreement certified by the each of the general partners of Seller;

                    (i) all such other documents and instruments as Buyer or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby;

                    (j) all clearance certificates required by Section 9.1(i), if any;

                    (k)  the  Non-foreign  Affidavit  described  in Section
          9.1(j);

                    (l) a statement of all Capital Expenditures to be reimbursed pursuant to Section 2.4(a), along with reasonable documentation demonstrating that such expenditures were actually incurred, whether or not such documentation has been previously delivered;

                    (m) the Pro-forma Closing Balance Sheet and a calculation of the estimated Net Current Asset Payment pursuant to Section 2.4;
                    (n) The Noncompetition Agreements in the form attached as Annex 11, duly executed by Seller, ECLP, KCLP and the individuals identified in Annex 11;

                    (o) a  revised Seller's Disclosure Schedule pursuant to
          Section 8.8; and

                    (p)   the written  assurance of Cell-Tech  described in
          Section 9.1(k), if obtained.

               10.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                    (a)  The  Purchase  Price,   as  adjusted  pursuant  to
          Section 2.4, payable in cash by wire transfer of immediate funds to one or more accounts, not to exceed three, as designated by Seller no later than two (2) Business Days prior to the Closing Date and certificate(s) evidencing the portion, if any, to be paid in Stock, as provided in Section 2.3(a), and issued in the name of Seller or, if Seller has given notification under Section 2.3(b)(v), in the names of the Designated Partners as and in the amounts designated in such notice.

                    (b) Copies of resolutions adopted by the board of directors of Buyer, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date;

                    (c)  Buyer's Closing Certificate;

                    (d)  the opinion described in Section 9.2(c);

                    (e) an assumption by Buyer of all the Liabilities set forth in Section 3.1(a);

                    (f) the SEC order declaring effective the post-effective amendment to the registration statement registering all of the shares of Stock to be delivered by Buyer to Seller at Closing, and evidence (which may be in the form of an opinion of Buyer's counsel) of listing of such shares on the NASDAQ-NMS or the national securities exchange which is the principal market on which the Stock is traded, all as contemplated by Section 2.3(b); and

                    (g) all such other documents and instruments as Seller or its counsel shall reasonably request and which shall be reasonably required to consummate the transactions contemplated hereby.

          SECTION 11.    ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

               11.1  Tax Matters; Payments of Debts and Liabilities.

                    (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 11.1(a) shall be subject to the terms of Section 15.12.

                    (b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant
          to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

                    (c) Following the Closing Date, Seller shall promptly pay when due all of its debts and Liabilities, including any liability for Taxes and excluding any debts and Liabilities expressly assumed by Buyer hereunder; provided, however, this covenant shall not apply to any debt or Liability or portion thereof, that Seller is contesting in good faith by appropriate proceedings; and provided further, that Seller shall pay promptly all or that portion of such contested debt or liability that is found to be owing at the completion of such proceedings.

               11.2 Closing Financial Statements. Seller shall deliver the Closing Financial Statements within forty-five (45) days after the Closing Date. The Closing Financial Statements shall be accompanied by a certificate of the general partners of Seller to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and presenting fairly the assets, liabilities and financial position of the Seller as of the Closing Date and the results of operations and changes in partner's capital for the period then ended. Buyer and Seller will cooperate in the preparation or audit, if deemed necessary by Buyer, at Buyer's expense (except as otherwise provided in Section 6.1(e)), of any Financial Statements.

               11.3 Billing. Seller will cooperate with Buyer to assure a reasonable transition onto a new billing vendor, such period not to exceed ninety (90) days after the Closing Date. Buyer shall be responsible for all charges relating to billing services for periods from and after the Closing Date.

          SECTION 12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

               12.1 Representations and Warranties. All representations and warranties of the parties hereto contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of one hundred twenty
          (120)  days;

          provided however, that the representations and warranties of Seller under (i) Section 4.5, the fourth and fifth sentences of Section 4.10, the second, fifth, sixth and seventh sentences of Section 4.16 and Section 4.23 shall survive the Closing for a period of one year; (ii) Section 4.1, 4.2, the first, second and third sentences of Section 4.10, the first, third and fourth sentences of Section 4.16 and Section 4.22 shall survive the Closing for a period of two years; and (iii) Section 4.17, 4.20 and 4.25 shall survive until the expiration of the applicable statutes of limitations (with regard to extensions thereof) with respect to matters addressed in Section 4.17, 4.20 and 4.25, respectively. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations hereunder as the result of a breach of any of its representations and warranties.

               12.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                    (a) Breach. Any and all losses, Liabilities, or damages (collectively, "Damages") resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered by Seller to Buyer hereunder; and

                    (b) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses
          (collectively, "Claims"), incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity;

          provided, however, that Seller shall not be required to indemnify and hold harmless Buyer under this Section 12.2 with respect to any Damages or Claims (and no claim shall be made against Seller therefor) unless and until the Damages and/or Claims for which such indemnification is sought under this Section 12.2 shall exceed in the aggregate $250,000.00 (in which case indemnification shall relate back to the first dollar of such claim), and provided further, the aggregate amount for which Seller shall be required to indemnify and hold harmless Buyer under this Section 12.2 with respect to Damages and/or Claims shall not exceed the amount of the Purchase Price.

               12.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                    (a) Breach. Any and all Damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered by Buyer to Seller hereunder; and

                    (b) Legal Matters. Any and Claims, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity;

          provided, however, that Buyer shall not be required to indemnify and hold harmless Seller under this Section 12.3 with respect to any Damages or Claims (and no claim shall be made against Buyer therefor) unless and until the Damages and/or Claims for which such indemnification is sought under this Section 12.3 shall exceed in the aggregate $250,000.00 (in which case indemnification shall relate back to the first dollar of such claim), and provided further, the aggregate amount for which Buyer shall be required to indemnify and hold harmless Seller under this Section 12.3 with respect to Damages and/or Claims shall not exceed the amount of the Purchase Price.

               12.4 Procedure  for  Indemnification.    The  procedure  for
          indemnification shall be as follows:

                    (a) Notice. The Claimant shall promptly give notice to the Indemnitor of any Damage or Claim, whether solely between the parties or brought by another Party, specifying the factual basis for the claim and the amount of thereof.

                    (b) Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                    (c)  Control  of Claim.  With respect to any claim by a
          third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the

          Claimant as the result  of a request by
          the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

                    (d) No Indemnitor shall be liable for any settlement effected without its written consent.

          SECTION 13.    CERTAIN REMEDIES.

               13.1  Remedies.

               13.1 Seller's Default. If Seller fails or refuses to perform any of Seller's obligations set forth in this Agreement in any respect which results in the Closing not occurring, Buyer's sole and exclusive remedy therefor shall be to elect, at its sole option, either to (a) terminate this Agreement and be paid Five Million Dollars ($5,000,000) by Seller as agreed and liquidated damages in full settlement of all claims of Buyer against Seller related to the transactions which are the subject of this Agreement, it being specifically acknowledged and agreed that in such event the amount of Buyer's damages are not ascertainable and that such liquidated damage amount constitutes a reasonable payment to Buyer as a result of Seller's default and does not constitute a penalty, and that thereafter Sections 14,
          15.5 and 15.12 of this Agreement shall survive and the remainder of this Agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder, or (b) obtain specific performance of Seller's obligations under this Agreement, in which event Seller shall waive the defense that there is an adequate remedy at law. If, after the Closing, Seller fails or refuses to perform any of its obligations under this Agreement that survive Closing, Buyer shall be entitled to all remedies therefor available at law or in equity.

               13.2  Buyer's Default.  If Buyer fails or refuses to perform any of Buyer's obligations set forth in this Agreement in any respect which results in the Closing not occurring, Seller's sole and exclusive remedy therefor shall be to terminate this Agreement and be paid Five Million Dollars ($5,000,000) by Buyer as agreed and liquidated damages in full settlement of all claims of Seller against Buyer related to the transactions which are the subject of this Agreement, it being specifically acknowledged and agreed that in such event the amount of Seller's damages are not ascertainable and that such liquidated damage amount constitutes a reasonable payment to Seller as a result of Buyer's default and does not constitute a penalty, and that thereafter Sections 14,
          15.5 and 15.12 of this Agreement shall survive and the remainder of this Agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder. If, after the Closing, Buyer fails or refuses to perform any of its obligations under this Agreement that survive Closing, Seller shall be entitled to all remedies therefor available at law or in equity.

               13.3 Notice of Default; Cure. Before either party may take advantage of the foregoing remedies, the party desiring to enforce such remedies shall notify the other party (the "Defaulting Party") of its default hereunder. The Defaulting Party shall have fifteen 15 Business Days from receipt of such notice in which to cure the default. If the Defaulting Party cures the default within said fifteen (15) days, the other party shall not be entitled to pursue its remedies hereunder. If the Closing Date is scheduled to occur during the cure period, the Closing Date shall be postponed until the first Business Day after expiration of the cure period.

          SECTION 14.    Arbitration.

               Within ten (10) days following the date that a dispute arises hereunder, Buyer and Seller shall select a mutually acceptable arbitrator located in the Atlanta, Georgia metropolitan area to resolve such dispute. If the parties are unable to agree upon the arbitrator within the ten (10) day period, then three arbitrators shall be selected pursuant to the rules of the American Arbitration Association. Such arbitration shall be conducted in Atlanta, Georgia pursuant to the rules of the American Arbitration Association, and shall be concluded as soon as reasonable practicable. The arbitrators shall render a written decision, which shall include findings of fact and conclusions of law. The decision of the arbitrators shall be final, conclusive and binding on the parties and judgment thereon may be entered in any Court having jurisdiction. The party not prevailing shall be responsible for all fees and expenses, including attorneys fees, in connection with such arbitration.

          SECTION 15.    MISCELLANEOUS.

               15.1 Allocation of Purchase Price. Buyer and Seller shall, negotiate in good faith regarding an allocation among the Assets of the purchase price for the Assets, consistent with the requirements of Section 1060 of the Code. If agreement on the allocation is reached before the due date of the earlier of the parties' due dates for filing their federal income tax returns for the taxable year in which the Closing occurs (the "Allocation Deadline"), Buyer and Seller (i) shall jointly complete and separately file in a timely fashion Form 8594 with each of their federal income tax returns for the year required and (ii) shall not take any position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of the agreed upon allocation without the written consent of the other. If Buyer and Seller cannot reach agreement on the allocation on or before the allocation deadline despite a good faith attempt to do so, Buyer and Seller shall have no further obligation under this Section 15.1.

               15.2 Fees and Expense. Buyer shall pay any transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer and conveyance of the Assets from Seller to Buyer ("Transfer Taxes"); provided however, that Seller shall pay any Transfer Taxes levied in connection with the transfer and conveyance to Buyer of the FCC Authorizations. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

               15.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery (which shall include delivery by facsimile if received between the hours of 9:00 AM and 5:00 PM, local time, on any Business
          Day), or (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, in each case addressed as follows:


          If to Seller, marked personal and confidential:

                               Sunshine Cellular
                               400 East Government Street
                               Pensacola, Florida  32501
                               Attention:    Managing Partner

                               Facsimile: (904) 444-4495

          With copies (which shall not constitute notice) to:

                               Darryl B. Deaktor, Esq.
                               White & Case
                               First Union Financial Center
                               200 South Biscayne Boulevard
                               Suite 4900
                               Miami, Florida  33131-2352; and

                               Facsimile: (904) 358-5744

                               MCMG, Inc.
                               1262 Old Hillsboro Road
                               Franklin, TN  37064
                               Attention:    Don Hillenmeyer

                               Facsimile: (615) 791-0477

          If to Buyer:         Vanguard Cellular Systems, Inc.
                               2002 Pisgah Church Road, Ste. 300
                               Greensboro, North Carolina  27455
                               Attention: Richard C. Rowlenson,
                                          Senior Vice President and
                                          General Counsel

                               Facsimile: (910) 545-2219

          or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 15.3.

               15.4 Further Assurances. The parties shall take any actions and execute any other documents that reasonably may be necessary or desirable to the implementation and consummation of this Agreement.
               15.5 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of New York (without regard to the choice of law provisions thereof).

               15.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.


               15.7  Seller's Disclosure  Schedule.    Seller's  Disclosure
          Schedule is divided into sections for convenience of reference only, and the location of any disclosure made therein shall be irrelevant for all purposes.

               15.8 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and another number, singular or plural, as the context requires.

               15.9 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all certificates and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations and agreements between the parties, including without limitation the Confidentiality Agreement previously entered into between the parties, and specifically excluding the Settlement Agreement (other than as modified pursuant to Section 2.4(d) hereof). This Agreement cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

               15.10     Severability.    In the event that any one or more
          of the provisions contained herein, or the application thereof in any
          circumstances,  is held invalid, illegal  or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all the rights and privileges established hereunder shall be enforceable to the fullest extent permitted by law.

               15.11 Benefit  and  Assignment.    This  Agreement  shall be
          binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Seller. This Agreement may be assigned by Buyer to any wholly owned subsidiary.

               15.12 Confidential Information. Seller shall not disclose the transaction contemplated herein until such time as Buyer makes a public announcement regarding the transaction, which
          Buyer intends to do at or shortly after execution of this Agreement. Buyer and Seller will provide a copy of any proposed public announcement to the other party for comment prior to its release. Neither Seller nor Buyer shall make any public disclosure of the specific terms of this Agreement, except as required by law or to the extent such terms are publicly available other than by unauthorized disclosure. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby. Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Buyer, may notify employees, unions and bargaining agents of the fact of the subject transaction. In the event of the termination of this Agreement for any reason whatsoever, each party shall return (or destroy with delivery of a certificate confirming such destruction) to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. Seller acknowledges, but does not represent or warrant, that portions of the Assets including but not limited to subscriber lists and Subscriber Agreements, constitute trade secrets and confidential business information. Except as provided in the last sentence of this Section 15.12, Seller agrees not to disclose any such information to any party other than Buyer. This Section 15.12 shall survive Closing indefinitely. Buyer acknowledges that Seller has heretofore disclosed some or all of such portions of the Assets to others, and Buyer agrees that prior to the Closing Seller may disclose such information to its employees, accountants, representatives and advisors in the ordinary course of Seller's business and in connection with the negotiation, performance and enforcement of this Agreement.

          15.13      Counterparts.    This  Agreement  may   be  signed  in
          counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                      BUYER:

           ATTEST:                    VANGUARD CELLULAR SYSTEMS, INC.


          ________________________    By: _______________________________
          ______________ Secretary
                                      Title: ____________________________



                                      SELLER:

                                      SUNSHINE CELLULAR

                                      By: ESTESS CELLULAR LIMITED
                                           PARTNERSHIP, its General Partner

          ATTEST:                         By: ESTESS CELLULAR CORPORATION,
                                               its General Partner


          _________________________           By:________________________
          _____________Secretary                 President



                                      By: KERRIGAN CELLULAR LIMITED
                                           PARTNERSHIP, its General Partner

          ATTEST:                         By:  KERRIGAN CELLULAR CORPORATION,
                                               its General Partner


          _________________________           By:________________________
          _____________Secretary                 President



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